EXHIBIT 99.1

[CARDIMA LOGO]

COMPANY CONTACT:	INVESTOR CONTACTS:	MEDIA CONTACTS:
Cardima, Inc.	Lippert/Heilshorn & Associates, Inc.	Investor Relations Group
Barry D. Michaels	Bruce Voss (bvoss@lhai.com)	Janet Vasquez
Interim Chief Financial Officer	Jody Cain (jcain@lhai.com)	Dian Griesel, Ph.D.
(510) 354-0300	(310) 691-7100	(212) 825-3210
www.cardima.com	www.lhai.com

FOR IMMEDIATE RELEASE

CARDIMA ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

Quarterly Highlights Include:

•	Hosted at Scientific Symposium at NASPE Conference

•	Met with FDA’s Circulatory System Devices Panel to review data from REVELATION® Tx PMA application

•	Reduced workforce as Company concentrates on REVELATION® Tx FDA approval

FREMONT, Calif. (August 14, 2003)—Cardima®, Inc. (Nasdaq SC: CRDM), developer of the REVELATION® Tx, REVELATION® T-Flex and REVELATION® Helix microcatheter systems for the treatment of atrial fibrillation (AF), today reported financial results for the second quarter ended June 30, 2003.

Net sales for the quarter ended June 30, 2003 increased 16% to $491,000 from $423,000 for the same period in 2002. This increase was due in part to a 47% increase in domestic sales and a significant increase of 110% in revenues from the Asian/Pacific region. These increases were partially offset by a decrease of 74% in European revenues due to decreased international sales efforts as the Company continues to focus on a long-term revenue plan for its therapeutic products and obtaining approval to launch of the REVELATION® Tx microcatheter system in the United States. For the six-month period ended June 30, 2003, revenues were $1,129,000 compared with $1,189,000 for the same six-month period in 2002.

Net loss for the second quarter of 2003 increased to $3,667,000, or $0.06 per share compared with $3,168,000, or $0.07 per share, for the second quarter of 2002. The increase in net loss was due primarily to a 23% increase in research and development expenses and a 10% increase in sales, general and administrative expenses. Increased research and development costs resulted from expenses associated with the REVELATION® Tx PMA submission. Shares used in calculating the net loss per share increased to 62.4 million shares outstanding from 42.7 million due to sales of shares in private placements since the second quarter of 2002.

Commenting, Gabriel Vegh, chief executive officer, said, “The second quarter marked a significant disappointment for the Company and our shareholders as the FDA Advisory Panel recommended against approval of the REVELATION® Tx. That recommendation brought a delay in commercialization of the product in the US and led us to the difficult decision to reduce our workforce by approximately 30%. Those events were both significant and painful, but we remain focused on our key business objectives. As previously announced, we plan to submit new analysis, data and clarification to the FDA in order to find common ground on which to obtain approval of our innovative technology, and we have requested meetings with FDA officials to discuss the issues in further detail. The PMA approval remains our goal. Moreover, we are very pleased with the success of the first commercial procedures using our surgical ablation system, announced earlier this week, and believe we can offer a sophisticated approach to the treatment of AF with this exciting application of our technology.”

Cardima has scheduled an investor conference call regarding this announcement to be held today, beginning at 4:30 p.m. Eastern Time. To participate in the live call via telephone, please call (888) 212-9184. A telephone replay will be available until midnight Eastern Time August 16, 2003 by dialing (800) 642-1687 and entering passcode 1919713.

Individuals interested in listening to the conference call via the Internet may do so by visiting the investor relations section of the Company’s Web site at www.cardima.com. A replay will be available on the Web site for one year.

Cardima, Inc. developed the REVELATION® Tx linear ablation microcatheter system as a minimally invasive, single-use product that may have the potential for curing AF. Cardima submitted a PMA to the FDA on September 20, 2002 and was granted expedited review status on November 5, 2002. On May 29, 2003, the Company met with the Circulatory Systems Device Panel, which recommended that the U.S. Food and Drug Administration not approve our premarket approval application for the REVELATION® Tx. The Circulatory Systems Device Panel commented favorably on the safety and need for this type of device. However, the Panel felt that efficacy data was not sufficiently clear and supportive for the approval. We continue to focus our resources primarily on gaining FDA approval for our submitted REVELATION® Tx microcatheter system PMA. We have submitted preliminary information and requested a meeting with officials from the FDA to discuss, in further detail, those issues necessary for approval. At the FDA meeting, we intend to present new analyses, data from additional patients who have completed six months of follow-up, and to clarify existing records that demonstrate substantial compliance with the original study protocol.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include the Company’s ability to raise additional capital, whether the Company’s pre-market approval application for the REVELATION® Tx or any other product will be approved by the FDA, the possibility of business disruption or unanticipated expenses due to the Company’s recent staffing reduction and fundraising activities, whether the Company will be able to conduct successful clinical trials, obtain and maintain regulatory approvals, gain acceptance for its products from the marketplace or secure distribution partners and whether the Company will be able to successfully market, sell and derive significant revenue from its products, including REVELATION® Tx. Additional risks are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission on March 31, 2003 and in the Company’s Quarterly Report on Form 10-Q filed on August 14, 2003. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

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(Financial Tables Follow)

Cardima, Inc.

Statements of Operations

In thousands, except per share amounts

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Revenues	$491	$423	$1,129	$1,189

Operating expenses:
Cost of goods sold	821	703	1,906	1,593
Research and development	1,495	1,213	2,445	2,046
Selling, general and administrative	1,859	1,688	3,693	3,321

Total operating expenses	4,175	3,604	8,044	6,960

Operating loss	(3,684)	(3,181)	(6,915)	(5,771)
Interest and other income	21	19	33	47
Interest expense	(4)	(6)	(6)	(14)

Net loss	$(3,667)	$(3,168)	$(6,888)	$(5,738)

Net loss per share	$(0.06)	$(0.07)	$(0.12)	$(0.13)

Shares used in computing net loss per share	62,391	42,705	57,611	42,712

Selected Balance Sheet Data

(Unaudited)

	June 30, 2003 (Unaudited)	December 31, 2002*
Cash, cash equivalents and short term investments	$2,165	$3,385
Working capital	1,573	1,866
Total assets	5,461	7,265
Total liabilities	2,592	3,715
Stockholders’ equity	2,869	3,550

*    Derived from audited financial statements

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